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                                 BIOSTAR, INC.

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "AGREEMENT") is made and entered into as of the 1st day of September, 1997, by and between BioStar, Inc., a Delaware corporation (the "COMPANY"), and Edward C. Pritchard ("EXECUTIVE").

         WHEREAS, Executive is currently serving as Vice President, Finance and Manufacturing and in such position Executive is considered to be a key employee of the Company;

         WHEREAS, the Company and Executive acknowledge that Executive's knowledge, abilities and services are unique and important to the success of the Company; and

         WHEREAS, the Company and Executive desire to set forth in writing the terms of their agreement with respect to Executive's continued employment by the Company.

         NOW, THEREFORE, the parties hereto agree as follows:

1. EMPLOYMENT; DUTIES. Subject to the terms and conditions set forth herein, the Company agrees to employ Executive and Executive hereby accepts such employment. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the President or Board of Directors of the Company. During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company. This Agreement is for at-will-employment.

2.       SALARY AND BENEFITS

         (a) BASE SALARY AND PERFORMANCE BONUS. Executive will receive for services to be rendered hereunder an annualized base salary of One Hundred Ten Thousand Dollars ($110,000), payable on a bi-weekly basis, subject to adjustment in accordance with the policies of the Company. Executive may receive such discretionary performance bonuses as the Compensation Committee of the Board of Directors of the Company, in its sole discretion and from time to time, deems appropriate. Executive shall be eligible for a cash performance bonus of no less than twenty percent (20%) of Executive's base salary based upon Executive's achievement of performance targets and based upon the overall performance of the Company, all as determined by the Compensation Committee of the Board of Directors. All such payments are subject to ordinary withholdings for tax and social security purposes.

         (b) VACATION. Executive will accrue paid vacation time pursuant to the Company's general vacation policy, which will not be less than the vacation policy in effect on the date of this Agreement.

         (c) BENEFITS. Executive will be entitled to participate in the Company's standard Executive benefit programs, including medical and disability programs, and in such additional





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benefit programs, as may in the future be made available by the Company to the extent that he is eligible under the general provisions thereof. Benefit programs made available to Executive in the future will be no less favorable benefit programs made available to Executive in effect on the date of this Agreement.

         (d) MANAGEMENT INCENTIVE PLAN. Executive is currently allocated 4 Units out of the total 100 Units available to management of the Company in the Management Incentive Plan in effect as of the date hereof (the "Plan"). Executive shall be compensated for such Units in accordance with the terms of the Plan. In any event, the payment made to Executive from the Plan shall not exceed $100,000.

3.       TERMINATION.

         (a) MUTUAL AGREEMENT. This Agreement may be terminated at any time by the mutual written agreement of the Company and Executive.

         (b) TERMINATION OTHER THAN FOR CAUSE OR CONSTRUCTIVE TERMINATION. If Executive is terminated by the Company for any reason other than for Cause (as defined in Section 5 below) or is Constructively Terminated by the Company (as defined in Section 5 below), and in exchange for Executive signing a waiver of claims against the Company as of the termination date in a form acceptable to the Company, Executive will receive the following for three (3) full calendar months following such termination:

                 (i) The Company shall pay to Executive six and one-half (6.5) times his last base bi-weekly salary prior to termination, net of any necessary taxes or deductions, payable in a lump sum or with the Company's normal payroll timetable, at the Company's option;

                 (ii) The Company shall pay Executive all accrued compensation, including payment for accrued but unused vacation days, unreimbursed expenses to the date of termination as provided herein, as well as any expenses incurred by the Executive with the Company's prior written approval, such as expenses incurred in returning Company records);

                 (iii) Pursuant to the provisions of COBRA, the Company shall provide Executive and his or her family with all group health benefits which the Company provided immediately prior to such termination; provided, however, that such benefits will be terminated if Executive subsequently joins or becomes employed by another organization which provides Executive and his family with group health benefits comparable to those provided by the Company under this paragraph. The Company shall be responsible for paying all COBRA premiums for no more than twelve (12) months;

                 (iv) Three (3) months of vesting for all stock options held by Executive shall automatically be accelerated to the date of termination and all vested options may be exercised by Executive according to their terms; and





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                 (v)      If Executive is terminated, other than for Cause, or
is Constructively Terminated within one hundred twenty (120) days of the day that the Company enters into a binding agreement for the Sale of the Company, which sale is consummated pursuant to the terms of such binding agreement, then Executive shall be entitled to receive the full amount of consideration for his Units in the Plan. The payment under the Plan will be payable at the same time that any other employees of the Company receive the consideration for their units under the Plan.

         (c) FOR CAUSE OR MUTUAL AGREEMENT. The Company may terminate this Agreement at any time for Cause effective immediately upon written notice to Executive (except termination for Cause which requires advance notice as set forth in the definition of Cause set forth in Section 5 below). If the Company terminates this Agreement for Cause, or if this Agreement is terminated by Executive and the Company by mutual agreement, Executive shall not be entitled to any further payments except (i) unreimbursed expenses to the date of termination and (ii) any accrued compensation, including accrued benefits, excluding any compensation under the Plan. Executive shall forfeit his units under the Plan and accelerated stock vesting pursuant to Section 3(b)(iv) if this Agreement is terminated pursuant to this Section.

         (d) DISABILITY OR DEATH. The Company may terminate this Agreement upon the death or disability of Executive. For purposes of this Agreement, Executive shall be considered disabled if he is unable to perform his duties under this Agreement as a result of injury, illness or other disability for a period of one hundred eighty (180) consecutive days, or one hundred eighty
(180) days in a three hundred sixty-five (365) day period, and shall not have returned to the performance of duties within thirty (30) days after receiving written notice of termination. If the Company terminates this Agreement upon the death or disability of Executive:

                 (i) The Company shall pay Executive or his estate a lump sum equal to all accrued compensation, including accrued benefits, and unreimbursed expenses to the date of termination as provided herein;

                 (ii) If the Company terminates this Agreement upon the death or disability of Executive within one hundred twenty (120) days of the day that the Company enters into a binding agreement for the Sale of the Company, which sale is consummated pursuant to the terms of such binding agreement, then Executive, or Executive's estate, shall be entitled to receive the full amount of consideration for his units in the Plan. The payment under the Plan will be payable at the same time that any other employees of the Company receive the consideration for their units under the Plan.

         (e) DATE OF TERMINATION; PAYMENT. In each of the foregoing cases, except those provisions where termination is automatic upon notice to Executive, termination is the date of actual termination, not the date notice of termination is given. All payments for unpaid monthly compensation shall be made based upon the normal payroll processing schedule and all payments for reimbursement shall be made within forty-five (45) days after the end of the month following the month in which termination occurred.





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4.       MISCELLANEOUS.

         (a) ASSIGNMENT. This Agreement may not be assigned by any party hereto; provided, however, that the Company may assign this Agreement in connection with a Sale of the Company so long as the assignee assumes all of the Company's obligations thereunder.

         (b) NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail to the recipient at the address indicated below:

         To the Company:

                          BioStar, Inc.
                          6655 Lookout Road
                          Boulder, Colorado 80301
                          Attention: President
                          Phone: (303) 530-3888
                          Fax: (303) 530-6641

         To Executive:

                          Edward C. Pritchard
                          2265 Knollwood Drive
                          Boulder, Colorado 80302-4700

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

         (c) WAIVER. A waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         (d) GOVERNING LAW. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Colorado.

         (e) SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         (f) ENTIRE AGREEMENT. This Agreement and the Plan contain the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the parties.





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         (g)     COUNTERPARTS.  This Agreement may be executed in several
counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5. DEFINITIONS. As used herein, the following terms shall have the following meanings:

         (a) "CAUSE" as used herein shall mean: (i) dishonesty which is not the result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its subsidiaries; (ii) willful misfeasance or nonfeasance of duty by Executive that materially injures the reputation, business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or Executives; (iii) any conduct which would be sufficient to criminally charge Executive with the commission of a crime involving moral turpitude or a crime other than a vehicle offense which could reflect in some material fashion unfavorably upon the business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or Executives; (iv) willful or prolonged absence from work by Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by Executive to perform his duties and responsibilities without the same being corrected upon thirty (30) days prior written notice; or (v) if Executive materially violates any term of this Agreement or the Company's employment policies and procedures (including but not limited to the Company's policies with respect to sexual harassment and discrimination) and such action or failure is not remedied or reasonable steps to effect such remedy are not commenced within thirty (30) days of written notice.

         (b) "CONSTRUCTIVE TERMINATION" as used herein shall mean: (i) if the Company materially violates any term of this Agreement, or (ii) if, after a Sale of the Company (as defined below): (A) the Company moves the Company's headquarters more than 35 miles from the Company's location in Boulder, Colorado; or (B) if the Company unilaterally makes significant detrimental changes in Executive's job responsibilities or title, and such action or failure is not remedied after twenty (20) days written notice, and in the case of either (A) and (B), Executive elects to terminate this Agreement immediately upon written notice to the Company.

         (c) "SALE OF THE COMPANY" as used herein shall have the same meaning as set forth in the Plan.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BIOSTAR, INC.                               EXECUTIVE



By: /s/ Teresa W. Ayers                     /s/ Edward C. Prichard
   ----------------------------------       ------------------------------------
    Teresa W. Ayers                         Edward C. Prichard
    President/Chief Executive Officer





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